Exhibit 99.(a)(5)

Value Line Select Growth Fund, Inc.

ARTICLES OF AMENDMENT

Value Line Select Growth Fund, Inc., a Maryland corporation (hereinafter the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Articles of Incorporation of the Corporation, dated November 22, 1971, as amended on May 28, 1976, October 5, 2005 and April 27, 2020 and supplemented on August 18, 2015 (collectively, the “Articles”), are hereby amended, effective on or shortly after June 18, 2026, by striking out Article II and inserting in lieu thereof the following:

The name of the corporation is Value Line Select Core Fund, Inc.

SECOND: The amendment of the Articles, as hereinabove set forth, has been duly approved by the board of directors of the Corporation. The amendment is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and its Secretary on the 11th day of June, 2026.

We, the undersigned President and Secretary of the Corporation, swear under penalties of perjury that the foregoing is a corporate act.

Value Line Select Growth Fund, Inc.

/s/ Mitchell Appel
Mitchell Appel
President

/s/ Emily Washington
Emily Washington
Secretary